November 16, 2020	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Capped Lookback Return Enhanced Notes Linked to the S&P 500® Index due November 3, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

As described in the pricing supplement dated October 30, 2020 related to the notes referred to above (the “pricing supplement”), the Lookback Value, to which the Final Value will be compared to determine the payment at maturity, is the lowest closing level of the Index during the Lookback Observation Period. The Lookback Observation Period is the period from and including the Pricing Date (October 30, 2020) to and including November 13, 2020.

The lowest closing level of the Index during the Lookback Observation Period occurred on October 30, 2020 and the closing level of the Index on that date was 3,269.96. Accordingly, the Lookback Value is 3,269.96.

CUSIP: 48132PQW7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated October 30, 2020:

http://www.sec.gov/Archives/edgar/data/0001665650/000089109220011830/e11620-424b2.htm

Product supplement no. 4-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf

Underlying supplement no. 1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment no. 1 to pricing supplement to product supplement no 4-I dated April 8, 2020, underlying supplement no. 1-I dated April 8, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020